Exhibit 99.1

 SETTLEMENT AND EXCHANGE AGREEMENT

AGREEMENT made this 26th day of September 2023 by and between DNA Healthlink, Inc. (“DNA Healthlink”) and RespireRx Pharmaceuticals Inc. (RespireRx”). DNA Healthlink and RespireRx are referred to herein individually as “Party” and together as “Parties.”

WHEREAS, the Parties entered into a Settlement Agreement dated the 14th day of September 2021 (“Prior Settlement Agreement”) and wish to amend, replace and supersede the Prior Settlement Agreement with this Settlement and Exchange Agreement (“Settlement and Exchange Agreement”); and

WHEREAS the Parties agree that RespireRx owes DNA Healthlink $394,000 (after payment of $16,000 against the $410,000 amount owed and agreed in the Prior Settlement Agreement) pursuant to a consulting agreement among the parties dated October 15, 2014 (“October 2014 Agreement”); and

WHEREAS the Parties agree that this settlement and exchange agreement (“Settlement and Exchange Agreement”) does not amend the October 2014 Agreement other than as to a payment schedule and that any other amendment to the October 2014 Agreement would be in writing agreed and executed by the Parties; and

WHEREAS the Parties have reached an agreement regarding payment and satisfaction of the $394,000 amount owed under the October 2014 Agreement;

NOW, THEREFORE, AND INTENDING TO BE LEGALLY BOUND, IT IS HEREBY STIPULATED AND AGREED between the Parties that:

1. RespireRx will pay a total of Three Hundred and Ninety-four Thousand dollars ($394,000.00) (the “Settlement Amount”) to DNA Health, $50,000 of which is deemed exchanged and settled as of the date of this Settlement and Exchange Agreement upon the issuance of 250 shares of Series I 8% Redeemable Preferred Stock (“Series I Preferred Stock”) plus 250 shares of Series J 8% Voting, Participating, Redeemable Preferred Stock (“Series J Preferred Stock”) with the remaining amount of $344,000 being payable upon the completion of an Eligible Payment Event as defined in the Certificate of Designation, Preferences, Rights and Limitations of Series I Preferred Stock OR Series J Preferred Stock. If no Eligible Payment Event has occurred by May 31, 2025, then the remaining amount of $344,000 less any amounts previously paid, will be due and payable in seven equal monthly installments beginning on June 1, 2025.

2. The payment, other than those made with Series I Preferred Stock OR Series J Preferred Stock called for in Paragraph 1 shall be made by wire transfer or ACH transfer or such other form of electronic payment, as arranged by the Parties in accordance with the following electronic funds transfer information

DNA Healthlink, Inc.
TD Bank
Routing # Account #

3. If any payment called for herein is more than ten (10) days late and such late payment is not cured within ten (10) days of written notice, an Event of Default will be deemed to have occurred under this Agreement. “Written notice” for the purposes of this paragraph shall mean notice provided by email to Jeff Eliot Margolis, RespireRx Pharmaceutical Inc., SVP, CFO, Treasurer and Secretary at jmargolis@respirerx.com.

4. Upon the occurrence of an Event of Default under this Agreement, DNA Healthlink shall have the right to enforce the terms of this Agreement and shall be entitled to reimbursement of any fees and costs associated with any such enforcement (including, but not limited to, DNA Healthlink’s reasonable attorney’s fees), without further notice.

5. Within ten (10) days of full performance of the terms herein, DNA Healthlink shall provide a general release for the benefit of RespireRx releasing RespireRx from any and all obligations, past, present and future pursuant to this Settlement and Exchange Agreement. For purposes of this Paragraph, “full performance of the terms herein” shall be deemed to have occurred when all payments called for by Paragraph 1 have cleared into the account of DNA Healthlink.

6. No failure of any Party to exercise any of its rights hereunder shall be a waiver of the right to exercise that or any other right at any other time and from time to time thereafter.

7. This Settlement and Exchange Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New Jersey, without regard to the conflicts of laws doctrine of such state.

8. This Settlement and Exchange Agreement represents a compromise of disputed claims, achieved as a result of negotiations, and shall not be construed or regarded as an admission of liability or fault by or in favor of either Party.

9. This Settlement and Exchange Agreement shall not be construed for or against either of the Parties, whether based on any rule of construction relating to the drafting of a document or otherwise, but rather shall be given a fair and reasonable interpretation based upon the plain language of this Settlement and Exchange Agreement and the expressed intent of the Parties, without regard to which of the Parties prepared this Settlement and Exchange Agreement.

10. The Parties acknowledge that the covenants contained in this Settlement and Exchange Agreement provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Settlement and Exchange Agreement.

11. Each party to this Settlement and Exchange Agreement acknowledges that it has had the benefit of advice from competent legal counsel with respect to the decision to enter into this Settlement and Exchange Agreement.

12. Each Party to this Settlement and Exchange Agreement represents that it is duly authorized to execute this Settlement and Exchange Agreement having obtained all approvals and consents necessary to take said actions. Each Party to this Settlement and Exchange Agreement represents that it is not breaching or interfering with any agreement, right or obligation to any person, entity, party or non-party by entering into the settlement described herein.

13. This Settlement and Exchange Agreement represents the full agreement of the Parties with regard to the subject matter hereof and supersedes any and all other agreements, whether oral or written with respect to the subject matter of this Settlement and Exchange Agreement.

14. Whenever possible, each provision of this Settlement and Settlement Agreement shall be interpreted in such a manner as to be effective and valid under applicable law; however, if any term or provision (including any paragraph, sentence, clause or word) of this Settlement and Exchange Agreement shall be determined by the Court to be illegal, invalid or unenforceable for any reason, such determination shall not affect the remaining terms or provisions of this Settlement and Exchange Agreement, which shall continue in full force and effect.

15. This Settlement and Exchange Agreement may be executed in one or more counterparts, each of which shall be deemed an original, including facsimile or scanned copies, but all of which together shall constitute one and the same instrument.

DNA HEALTHLINK, INC.		RESPIRERX PHARMACEUTICALS INC.

BY:	/s/ Richard D. Purcell	BY:	/s/ Jeff Eliot Margolis
	Richard D. Purcell		Jeff Eliot Margolis
	President		SVP, CFO, Treasurer, Secretary